As filed with the Securities and Exchange Commission on February 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CAPSTONE TURBINE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4180883
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Capstone Turbine Corporation

16640 Stagg St.

Van Nuys, California 91406

(818) 734-5300

(Address, including zip code and telephone number, including area code, of principal executive offices)

Amended and Restated Capstone Turbine Corporation Employee Stock Purchase Plan

(Full Title of the Plans)

Darren R. Jamison
Chief Executive Officer
16640 Stagg St.

Van Nuys, California 91406

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jocelyn M. Arel
Goodwin Procter LLP
100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	500,000 shares	(2)	$0.865	(3)	$432,500	$53.85
Total	500,000 shares		$0.865		$432,500	$53.85

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of Capstone Turbine Corporation, a Delaware corporation (the “Registrant”). Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents shares of common stock reserved for future issuance under the Registrant’s Amended and Restated Employee Stock Purchase Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Capital Market, on February 16, 2018.

Proposed sales to take place as soon after the effective date of the registration statement as awards are granted, exercised or distributed under the above-named plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2017, filed with the Commission on June 13, 2017, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2017, filed with the Commission on August 9, 2017, for the quarterly period ended September 30, 2017, filed with the Commission on November 2, 2017, and for the quarterly period ended December 31, 2017, filed with the Commission on February 5, 2017, each of which contains the Registrant’s unaudited financial statements for the latest quarter for which such statements have been filed;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on June 7, 2017, June 13, 2017, June 14, 2017, August 9, 2017, September 1, 2017 (as amended September 22, 2017), October 19, 2017, October 26, 2017, October 27, 2017, November 2, 2017, November 21, 2017, December 22, 2017 and February 5, 2018 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K); and

(d)

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 21, 2000, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

The Registrant has adopted provisions in its second amended and restated certificate of incorporation which require the Registrant, to the fullest extent permitted by the DGCL, to indemnify and advance indemnification expenses on behalf of all directors and officers of the Registrant, and to indemnify such other persons as may be required by statute or by the Registrant’s amended and restated bylaws. The certificate further requires the Registrant to eliminate, to the fullest extent permitted by the DGCL, the liability for monetary damages of directors of the Registrant for actions or inactions taken by them as directors. If the DGCL is later amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the certificate provides that the liability of a director to the Registrant shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

The second amended and restated certificate of incorporation also empowers the Registrant, to the fullest extent permitted by the DGCL, to purchase and maintain insurance on behalf of any director or officer, or such other person as may be permitted by statute or the Registrant’s amended and restated bylaws, against any liability which may be asserted against any director, officer or such other person, and provides that the Registrant may enter into contracts providing for the indemnification of any director, officer or such other person to the fullest extent permitted by the DGCL.

In addition, the Registrant’s amended and restated bylaws require that it indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is a director or officer of the Registrant, and at the discretion of the board of directors, the Registrant may indemnify any person (or the estate of any person) who is such a party or threatened to be made such a party by reason of the fact that such person is or was an employee or agent of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him and may enter into contracts providing for the indemnification of such person to the full extent permitted by law. To the full extent permitted by law, the indemnification provided under the Registrant’s amended and restated bylaws shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding. The indemnification provided under our amended and restated bylaws shall not be deemed to limit the Registrant’s right to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Registrant may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

The Registrant has entered into indemnity agreements (the “Indemnity Agreements”) with each of its directors, including directors who are also officers and employees of the Registrant, and certain senior officers of the Registrant. The Indemnity Agreements provide that the Registrant will pay any expenses, as defined within such Indemnity Agreements, which an indemnitee is or becomes legally obligated to pay in connection with any proceeding, including any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Registrant or otherwise and whether of a civil, criminal, administrative or investigative nature, in which the indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that the indemnitee is or was, or has agreed to become, a director or officer of the Registrant, by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the indemnitee, by reason of any action taken by him or of any inaction on his or her part while acting as such director or officer, or by reason of the fact that he or she was serving at the request of the Registrant as a director, trustee, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee; provided, that in each such case the indemnitee acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and, in the case of a criminal proceeding, in addition had no reasonable cause to believe that his or her conduct was unlawful.

The payments to be made under the Indemnity Agreements include, but are not limited to, damages, judgments, fines, penalties, settlements and costs, attorneys’ fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnity Agreement, except the Registrant is not liable to make any payment under the Indemnity Agreements in connection with any claim made against an indemnitee (a) to the extent that payment is actually made to the indemnitee under a valid, enforceable and collectible insurance policy, (b) to the extent that the indemnitee is indemnified and actually paid otherwise than pursuant to the Indemnity Agreement, (c) for a disgorgement of profits made from the purchase and sale by the indemnitee of securities pursuant to Section 16(b) of the Exchange Act and amendments thereto or similar provisions of any state statutory law or common law, or (d) for any judgment, fine or penalty which the Registrant is prohibited by applicable law from paying as indemnity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of Capstone Turbine Corporation (a)

3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Capstone Turbine Corporation, filed August 30, 2012 (b)

3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Capstone Turbine Corporation, filed November 6, 2015 (c)

3.4	Fourth Amended and Restated Bylaws of Capstone Turbine Corporation (d)

3.5	Certificate of Elimination of Series A Junior Participating Preferred Stock, dated May 9, 2016 (e)

3.6	Certificate of Designations of Series B Junior Participating Preferred Stock of Capstone Turbine Corporation (e)

3.7	Specimen stock certificate (f)

4.1	NOL Rights Agreement, dated May 6, 2016, between Capstone Turbine Corporation and Computershare Inc. (e)

4.2	Form of Series A Warrant issued to investors in the April 2016 public offering (g)

4.3	Form of Pre-Funded Series B Warrant issued to investors in the April 2016 public offering (g)

4.4	Form of Series A Warrant issued to investors in the October 2016 public offering (h)

4.5	Form of Pre-Funded Series B Warrant issued to investors in the October 2016 public offering (h)

4.6	Form of Warrant Exercise Agreement, dated October 26, 2017 (i)

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

99.1	Amended and Restated Capstone Turbine Corporation Employee Stock Purchase Plan and forms of agreements thereunder (j)

*              Filed herewith.

(a)         Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated May 8, 2000 (File No. 333-33024)

(b)         Incorporated by reference to Appendix B to Capstone Turbine Corporation’s Definitive Proxy Statement, filed on July 17, 2012 (File No. 001-15957)

(c)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on November 6, 2015 (File No. 001-15957)

(d)         Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on September 1, 2017 (File No. 001-15957)

(e)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on May 6, 2016 (File No. 001-15957).

(f)           Incorporated by reference to Capstone Turbine Corporation’s Registration Statement on Form S-1/A, dated June 21, 2000 (File No. 333-33024).

(g)          Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on April 21, 2016 (File No. 001-15957).

(h)         Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K, filed on October 18, 2016 (File No. 001-15957).

(i)             Incorporated by reference to Capstone Turbine Corporation’s Current Report on Form 8-K on filed on October 27, 2017 (File No. 001-15957).

(j)            Incorporated by reference to Appendix B to Capstone Turbine Corporation’s Definitive Proxy Statement, filed on July 21, 2017 (File No. 001-15957).

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Van Nuys, State of California, on February 21, 2018.

CAPSTONE TURBINE CORPORATION

By:	/s/ Darren R. Jamison
Darren R. Jamison
Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Jayme L. Brooks
Jayme L. Brooks
Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Darren R. Jamison and Jayme L. Brooks as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

February 21, 2018
/s/ Darren R. Jamison	President, Chief Executive Officer and Director
Darren R. Jamison	(Principal Executive Officer)

February 21, 2018
/s/ Jayme L. Brooks	Chief Financial Officer and Chief Accounting
Jayme L. Brooks	Officer (Principal Financial and Accounting Officer)

February 21, 2018
/s/ Holly A. Van Deursen	Chairman of the Board of Directors
Holly A. Van Deursen

February 21, 2018
/s/ Yon Y. Jordan	Director
Yon Y. Jordan

February 21, 2018
/s/ Paul DeWeese	Director
Paul DeWeese

February 21, 2018
/s/ Noam Lotan	Director
Noam Lotan

February 21, 2018
/s/ Gary J. Mayo	Director
Gary J. Mayo

February 21, 2018
/s/ Eliot G. Protsch	Director
Eliot G. Protsch